Exhibit 10.34

FIRST AMENDMENT TO LEASE TERMINATION AGREEMENT

THIS FIRST AMENDMENT TO LEASE TERMINATION AGREEMENT (the “Amendment”) is made as of March 22, 2006, between SYMANTEC CORPORATION, a Delaware corporation (“Symantec”) and PORTAL SOFTWARE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Symantec and Tenant have previously entered into that certain Lease Termination Agreement dated as of February 15, 2006 (the “Agreement”), whereby Symantec and Tenant have agreed to terminate Tenant’s leases for 10200 South De Anza Boulevard and 10201 Torre Avenue, Cupertino, California (the “Buildings”), on the terms and conditions set forth therein.

B. Symantec is currently under contract to acquire the Buildings from Cupertino Property, L.P. (“Seller”).

C. The Agreement provides that in the event that Symantec does not acquire the Buildings on or before March 31, 2006, the Agreement shall be null and void, and of no force and effect.

D. Due to issues beyond Symantec’s control, Seller and Symantec may not be in a position to close the sale of the Buildings on or before March 31, 2006.

E. Symantec and Tenant have agreed to amend the Agreement to allow Symantec and Seller additional time to close the sale of the Buildings to Symantec.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment, and for other valuable consideration, the sufficiency of which is acknowledged by both parties, Symantec and Tenant agree as follows:

1. Amendments to Agreement.

(a) The first clause of the first sentence of Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“If Symantec acquires the Buildings, then the De Anza Lease shall terminate at 12:00 midnight on the later of (1) September 30, 2006, and (2) the date that is one hundred eighty (180) days after the date upon which Symantec closes the acquisition of the Buildings (the “De Anza Termination Date”), and all rights and duties of the parties under the De Anza Lease shall end effective as of that date;”

(b) Subclause (i) of the first sentence of Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i) with respect to that portion of the Torre Building that is not subject to any of the Subleases (the “Unoccupied Premises”), at 12:00 midnight on the later of (1) September 30, 2006, and (2) the date that is one hundred eighty (180) days after the date upon which Symantec closes the acquisition of the Buildings (the “Unoccupied Premises Termination Date”), and all rights and duties of the parties under the Torre Lease with respect to the Unoccupied Premises shall end effective as of that date;”

(c) Paragraph 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

“12. Termination of this Agreement. In the event that Symantec does not acquire the Buildings on or before April 30, 2006, this Agreement shall be null and void, and of no force and effect.”

2. Agreement in Full Force and Effect. Except as provided above, the Agreement is unmodified hereby and remains in full force and effect.

3. Facsimile Deemed Original, Counterparts. This Amendment may be executed and distributed by facsimile and a copy of this Amendment executed and distributed by facsimile shall be deemed an original for all purposes. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Symantec and Tenant have executed this Amendment as of the date and year first above written.

SYMANTEC:		TENANT:

SYMANTEC CORPORATION, a Delaware corporation		PORTAL SOFTWARE, INC., a Delaware corporation

By:	/s/ Art Courville	By:	/s/ Larry Bercovich

Name:	Art Courville	Name:	Larry Bercovich

Title:	Sup & General Counsel	Title:	General Counsel
3/22/06

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